EXHIBIT 99.1

AT SCHAWK, INC.:                                                                                          AT DRESNER CORPORATE SERVICES:
James J. Patterson                                                                                                              Philip Kranz
Sr. VP and CFO                                                                                                                            312-780-7240
847-827-9494	pkranz@dresnerco.com
jpatterson@schawk.com

SCHAWK, INC. ANNOUNCES STOCK BUYBACK PROGRAM

Des Plaines, IL, February 21, 2008 – Schawk, Inc. (NYSE: SGK), one of the world’s leading providers of digital imaging graphic services to the consumer products and brand imaging markets, announced today that its board of directors has authorized the repurchase of up to two million shares of the Company’s common stock.  As of December 31, 2007, the Company had 27,013,482 shares outstanding.

The share repurchase will be funded using Schawk’s existing cash balance and its revolving credit facility, which had $78.3 million of additional availability as of December 31, 2007.

The share repurchases may occur from time-to-time through open market purchases, privately negotiated transactions and/or transactions structured through investment banking institutions as permitted by securities laws and other legal requirements.  The program allows the Company to repurchase its shares at its discretion.  Market conditions will influence the timing of the buyback and the number of shares repurchased.  The program does not obligate the Company to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice.  Shares repurchased will be held as treasury shares.

David A. Schawk, president and chief executive officer, said, “We believe the current share price does not accurately reflect Schawk’s long-term growth prospects, and therefore, represents an excellent investment opportunity for both the Company and our shareholders.  We are committed to our business plan and future growth of Schawk and believe a share buyback program will enhance shareholder value and restore shareholder confidence.  With this share repurchase program, we are affirming our confidence and optimism in the long-term future of the Company.”

About Schawk, Inc.

Schawk, Inc., headquartered in suburban Chicago, is one of the world’s largest independent brand image solutions companies.  Schawk delivers a broad range of digital pre-media graphic services through 153 locations in 12 countries across North America, Europe, Asia and Australia.  Schawk designs, creates and manages images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional and advertising materials.  Schawk provides its services to the food, beverage,

Schawk, Inc.

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health & beauty, pharmaceutical, home care and consumer products industries.  For more information, visit www.schawk.com.

Safe Harbor Statement
Certain statements in this press release relating to the stock repurchase program are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the impact of market conditions and the availability of resources on our ability to repurchase shares, and the ability to achieve the desired effect from such repurchases, as well as other factors detailed in Schawk, Inc.’s filings with the Securities and Exchange Commission.

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